Exhibit 99.1

BROADRIDGE REPORTS FOURTH QUARTER AND FISCAL YEAR 2008 RESULTS

Increases Annual Dividend 17% and Provides Fiscal Year 2009 Guidance

LAKE SUCCESS, New York – August 14, 2008 – Broadridge Financial Solutions, Inc. (NYSE:BR), a leading global provider of technology-based outsourcing solutions to the financial services industry, today reported financial results for the fourth quarter and fiscal year 2008 that are within its previously announced guidance range, and announced an increase of approximately 17% in its dividend amount for fiscal year 2009. For the fourth quarter of fiscal year 2008, net revenues grew 2.4% from the previous fiscal fourth quarter, with net earnings of $97.8 million and diluted earnings per share of $0.69, decreasing from net earnings of $98.7 million and diluted earnings per share of $0.71 from the previous fiscal fourth quarter. For fiscal year 2008, net revenues grew 3.3% from the prior fiscal year with net earnings of $192.2 million and diluted earnings per share of $1.36, decreasing from net earnings of $197.1 million and diluted earnings per share of $1.42 from fiscal year 2007. In August, the Broadridge Board of Directors approved an increase in its quarterly cash dividend amount from $0.06 per share to $0.07 per share.

Commenting on the results, Richard J. Daly, Chief Executive Officer, said, “Overall, I am pleased with our fiscal year 2008 results as the business fundamentals in the operating units continued to be solid throughout the year and remained solid during the fourth quarter, particularly in light of the market conditions in which they were achieved. Our full year Non-GAAP earnings per share of $1.42 were within our latest earnings per share guidance of $1.35 to $1.45, Non-GAAP, which excludes one-time transition expenses. We finished the year $0.21 per share higher than the mid-point of our original guidance, provided approximately one year ago. The first half of fiscal year 2008 was driven by significantly higher than expected trading volumes and the one-time benefit from both termination fees and the timing of our ramp-up in spending to build out our public company corporate infrastructure and investments. The second half of our fiscal year was driven by solid operating fundamentals in the core investor communication business, which represents over 70% of our revenues and earnings. Even in the current market environment, I am confident in our ability to extend our market leadership position as we move into our 2009 fiscal year.”

For the fourth quarter of fiscal year 2008, net revenues grew 2.4% to $792.4 million compared to $773.7 million for the same period last year. Net earnings decreased 0.9% to $97.8 million from $98.7 million, and diluted earnings per share decreased to $0.69 per share on slightly more weighted-average shares outstanding, compared to $0.71 per share in the fourth quarter of fiscal year 2007. Excluding expense adjustments for one-time transition expenses and interest on debt related to Broadridge’s March 2007 spin-off from Automatic Data Processing, Inc. (NYSE:ADP), the Non-GAAP net earnings for the fourth quarter of fiscal year 2008 decreased 9.6% to $103.0 million from $114.0 million, resulting in a decrease to $0.73 per share from $0.82 per share, compared to the same period last year.

The net revenue growth in the fourth quarter of fiscal year 2008 was driven primarily by sales and internal growth in our core investor communication business, as well as favorable foreign exchange rates, offset by the loss of two large clients previously announced in fiscal year 2007. Our closed sales of $148.7 million for fiscal year 2008 are 19.1% above last year’s comparable full year results, and there were no additional large client losses in fiscal year 2008. Pre-tax margin of 21.6% increased by 1.1 percentage points, primarily from a more favorable product mix associated with our new notice and access proxy solution. The tax rate of 42.8% in the fourth quarter was higher than the 39.0% tax rate recognized in the first three quarters of fiscal year 2008, and higher than the tax rate of 37.7% in the fourth quarter of fiscal year 2007, primarily due to a one-time adjustment related to our spin-off from ADP.

For fiscal year 2008, net revenues grew by 3.3% to $2,207.5 million primarily driven by sales, internal growth from higher market activity, and favorable foreign exchange rates. Pre-tax margin of 14.8% decreased by 0.2 percentage points in fiscal year 2008, resulting from the interest expense on the debt related to Broadridge’s spin-off from ADP, higher incremental investments and the two previously announced client losses in fiscal year 2007. The tax rate of 41.0% for fiscal year 2008 was higher than the tax rate of 38.6% in fiscal year 2007. The higher tax rate is primarily due to a one-time adjustment related to our spin-off from ADP. Diluted earnings per share decreased 4.2% to $1.36 for fiscal year 2008, compared to diluted earnings per share of $1.42 for fiscal year 2007. Excluding the aforementioned spin-off expense adjustments, the Non-GAAP net earnings for fiscal year 2008 grew to $218.5 million from $213.3 million, an increase of 2.4%, or $1.55 per share from $1.53 per share, compared to the same period last year. A reconciliation of Non-GAAP to GAAP measures is included at the end of this release.

Analysis of Fourth Quarter Fiscal Year 2008

In the third quarter of fiscal year 2007, we changed our method for determining intersegment transfer pricing. This change had no impact on our consolidated results. In the business segment discussion below, we compare actual results for the fourth quarter of fiscal year 2008 to results for the fourth quarter of fiscal year 2007. A reconciliation of the results for the fiscal year ended June 30, 2008, and the fiscal year ended June 30, 2007, as reported, is included at the end of this release.

Investor Communication Solutions

Net revenues for the ICS segment in the fourth quarter of fiscal year 2008 increased 1.7% to $630.0 million compared to the fourth quarter of fiscal year 2007. The increase was driven primarily by sales and internal growth in recurring revenues, offset by the previously announced client loss. Operating margin increased 1.4 percentage points compared to the fourth quarter of fiscal year 2007 as a result of a more favorable product mix due to our new notice and access proxy solution, and operating scale in the business.

Securities Processing Solutions

Net revenues for the SPS segment in the fourth quarter of fiscal year 2008 increased 1.9% to $133.4 million compared to the fourth quarter of fiscal year 2007. The increase was primarily related to internal growth offset by the previously announced client loss. Operating margin decreased 6.1 percentage points compared to the fourth quarter of fiscal year 2007, as a result of the client loss in fiscal year 2007, higher expenses associated with incremental investments and lower capitalized conversion expenses.

Clearing and Outsourcing Solutions

Net revenues for the C&O segment in the fourth quarter of fiscal year 2008 decreased 8.2% to $23.5 million compared to the fourth quarter of fiscal year 2007. The decrease was driven by the previously announced client loss and lower net interest due to the decrease in the federal funds rate, significantly offset by sales across the clearing services and outsourcing businesses, and internal growth from increased clearing trade volume. The operating loss of $0.9 million for the fourth quarter of fiscal year 2008 increased by $0.3 million from an operating loss of $0.6 million in the fourth quarter of fiscal year 2007.

Dividend Increase and Share Repurchase Program

On August 4, 2008, the Company’s Board of Directors declared a quarterly dividend of $0.07 per share payable on October 1, 2008 to stockholders of record on September 12, 2008. The annual dividend amount was increased from $0.24 per share to $0.28 per share, an approximate 17% increase, subject to the discretion of the Board of Directors. In addition, the Company’s Board of Directors authorized the repurchase of up to two million shares of the Company’s common stock to offset any share dilution created by the Company’s equity compensation plans. The share repurchases will be made in open market or privately negotiated transactions in compliance with applicable legal requirements and other factors.

Fiscal Year 2009 Financial Guidance

We anticipate net revenue growth in the range of 2% to 4%, earnings before interest and taxes margin in the range of 15.9% to 16.6%, and earnings per share in the range of $1.45 to $1.55, based on diluted weighted-average shares outstanding of approximately 143 million shares. As a result of the timing of expense buildups in fiscal year 2008, we expect earnings to be lower in the first six months of fiscal year 2009, and up in the latter half of the year with a strong exit rate. Our guidance does not take into consideration any share repurchases.

Mr. Daly commented, “I am pleased that our operating units are projected to continue to generate solid performance in our 2009 fiscal year, with steady revenue growth in every quarter despite a challenging market environment. When I consider the benefits from last year’s one-time items in the non-core areas of the business, which were part of our over plan performance in fiscal year 2008, I am satisfied with the business units’ growth in our overall plan, as we are expecting revenue and margin improvement in our consolidated core business units.” Mr. Daly added, “As we move into our 2009 fiscal year, I am excited about our strong market position in the core investor communication business and our prospects in that business segment, as well as the prospects in our securities processing business segments, as we continue to gain traction with our unique outsourcing offering. We will use our strong cash flow to create value by completing strategic acquisitions, paying an increased dividend and buying back an amount of shares to offset the dilution created by our equity compensation plans.”

Non-GAAP Measures

In certain circumstances, results have been presented that are Non-GAAP measures and should be viewed in addition to, and not as a substitute for, the Company’s reported results. Management believes such Non-GAAP measures provide investors with a more complete understanding of Broadridge’s underlying operational results. These Non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. A reconciliation of Non-GAAP to GAAP measures is available in the accompanying schedules to this release and on the Broadridge Investor Relations home page at www.broadridge-ir.com.

Earnings Conference Call

An analyst conference call will be held today, Thursday, August 14th at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com and click on the webcast icon. The presentation will be available to download and print approximately 30 minutes before the webcast on the Broadridge Investor Relations home page at www.broadridge-ir.com. Broadridge’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible on the same website.

About Broadridge

Broadridge Financial Solutions, Inc., with over $2.2 billion in revenues in fiscal year 2008 and more than 40 years of experience, is a leading global provider of technology-based outsourcing solutions to the financial services industry. Our systems and services include investor communication, securities processing, and clearing and outsourcing solutions. We offer advanced, integrated systems and services that are dependable, scalable and cost-efficient. Our systems help reduce the need for clients to make significant capital investments in operations infrastructure, thereby allowing them to increase their focus on core business activities. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, such as our fiscal year 2009 financial guidance, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 (the “2008 Annual Report”). Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the 2008 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; the pricing of Broadridge’s products and services; changes in laws affecting the investor communication services provided by Broadridge; changes in laws regulating registered securities clearing firms and broker-dealers; declines in trading volume, market prices, or the liquidity of the securities markets; any material breach of Broadridge security affecting its clients’ customer information; Broadridge’s ability to continue to obtain data center services from its former parent company, Automatic Data Processing, Inc. (“ADP”); any significant slowdown or failure of Broadridge’s systems; changes in technology; availability of skilled technical employees; the impact of new acquisitions and divestitures; competitive conditions; overall market and economic conditions; and any adverse consequences from Broadridge’s spin-off from ADP. Broadridge disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investors:

Marvin Sims

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

(516) 472-5477

Broadridge Financial Solutions, Inc.

Consolidated and Combined Statements of Earnings

(In millions except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Services revenues	$780.0	$758.2	$2,151.6	$2,078.7
Other	14.7	22.1	82.5	84.0

Total revenues	794.7	780.3	2,234.1	2,162.7
Interest expense from securities operations	2.3	6.6	26.6	24.8

Net revenues	792.4	773.7	2,207.5	2,137.9

Expenses:
Cost of net revenues	543.4	537.2	1,606.4	1,588.1
Selling, general and administrative expenses	72.7	67.5	244.3	216.7
Other expenses, net	5.2	10.5	30.9	12.3

Total expenses	621.3	615.2	1,881.6	1,817.1

Earnings before income taxes	171.1	158.5	325.9	320.8
Provision for income taxes	73.3	59.8	133.7	123.7

Net earnings	$97.8	$98.7	$192.2	$197.1

Earnings per share:
Basic	$0.70	$0.71	$1.38	$1.42
Diluted	$0.69	$0.71	$1.36	$1.42

Weighted-average shares outstanding:
Basic	140.1	138.9	139.6	138.8
Diluted	141.9	138.9	141.0	139.0

Dividends declared per common share	$0.06	$0.06	$0.24	$0.06

Broadridge Financial Solutions, Inc.

Consolidated Balance Sheets

(In millions, except per share amounts)

	June 30, 2008	June 30, 2007
Assets
Current assets:
Cash and cash equivalents	$198.3	$88.6
Cash and securities segregated for regulatory purposes and securities deposited with clearing organizations	33.7	66.4
Accounts receivable, net of allowance for doubtful accounts of $3.8 and $2.6, respectively	415.4	502.7
Securities clearing receivables, net of allowance for doubtful accounts of $2.0 and $2.1, respectively	1,369.9	1,241.2
Other current assets	61.9	61.1

Total current assets	2,079.2	1,960.0
Property, plant and equipment, net	82.6	77.4
Other non-current assets	157.4	129.2
Goodwill	484.3	480.2
Intangible assets, net	30.1	31.4

Total assets	$2,833.6	$2,678.2

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$89.9	$91.5
Accrued expenses and other current liabilities	252.6	287.9
Securities clearing payables	1,157.4	915.4
Deferred revenues	25.5	24.6
Short-term borrowings	—	109.2

Total current liabilities	1,525.4	1,428.6
Long-term debt	447.9	617.7
Other non-current liabilities	53.6	61.0
Deferred revenues	60.9	39.8

Total liabilities	2,087.8	2,147.1

Commitments and contingencies
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 140.5 shares and 139.3 shares, respectively; outstanding, 140.4 and 139.3 shares at June 30, 2008 and 2007, respectively	1.4	1.4
Additional paid-in capital	469.5	412.9
Retained earnings	248.2	90.3
Treasury stock—at cost, 0.1 and 0.0 shares, respectively	(2.0)	(0.1)
Accumulated other comprehensive income	28.7	26.6

Total stockholders’ equity	745.8	531.1

Total liabilities and stockholders’ equity	$2,833.6	$2,678.2

Broadridge Financial Solutions, Inc.

Segment Results

(In millions)

(Unaudited)

	Net Revenues
	Three Months Ended June 30,		Twelve Months Ended June 30,
	2008	2007	2008	2007
Investor Communication Solutions	$630.0	$619.4	$1,575.2	$1,554.2
Securities Processing Solutions	133.4	130.9	514.4	509.9
Clearing and Outsourcing Solutions	23.5	25.6	95.8	93.8
Other	0.7	0.9	8.5	(7.0)
Foreign exchange	4.8	(3.1)	13.6	(13.0)

Total	$792.4	$773.7	$2,207.5	$2,137.9

	Earnings before Income Taxes
	Three Months Ended June 30,		Twelve Months Ended June 30,
	2008	2007	2008	2007
Investor Communication Solutions	$165.9	$154.2	$255.3	$226.8
Securities Processing Solutions	27.7	35.2	137.5	148.4
Clearing and Outsourcing Solutions	(0.9)	(0.6)	(5.0)	(11.9)
Other	(24.1)	(28.5)	(68.0)	(36.4)
Foreign exchange	2.5	(1.8)	6.1	(6.1)

Total	$171.1	$158.5	$325.9	$320.8

Broadridge Financial Solutions, Inc.

Reconciliation of GAAP to Non-GAAP Measures

Earnings, Margin and Per Share Reconciliation

(In millions, except per share and margin data)

(Unaudited)

	Three Months Ended June 30, 2008
	Earnings Before Income Taxes	Pre-tax Margin	Net Earnings	Diluted Earnings Per Share
GAAP basis measures	$171.1	21.6%	$97.8	$0.69
Non-GAAP adjustments:
One-time transition expenses	3.9	0.5%	2.2	0.02
Interest on new debt & other	5.2	0.6%	3.0	0.02

Total Non-GAAP adjustments	9.1	1.1%	5.2	0.04

Non-GAAP measures	$180.2	22.7%	$103.0	$0.73

	Three Months Ended June 30, 2007
	Earnings Before Income Taxes	Pre-tax Margin	Net Earnings	Diluted Earnings Per Share
GAAP basis measures	$158.5	20.5%	$98.7	$0.71
Non-GAAP adjustments:
One-time transition expenses	14.0	1.8%	8.7	0.06
Interest on new debt & other	10.5	1.4%	6.6	0.05

Total Non-GAAP adjustments	24.5	3.2%	15.3	0.11

Non-GAAP measures	$183.0	23.7%	$114.0	$0.82

Broadridge Financial Solutions, Inc.

Reconciliation of GAAP to Non-GAAP Measures

Earnings, Margin and Per Share Reconciliation

(In millions, except per share and margin data)

(Unaudited)

	Twelve Months Ended June 30, 2008
	Earnings Before Income Taxes	Pre-tax Margin	Net Earnings	Diluted Earnings Per Share
GAAP basis measures	$325.9	14.8%	$192.2	$1.36
Non-GAAP adjustments:
One-time transition expenses	13.7	0.6%	8.1	0.06
Interest on new debt & other	30.9	1.4%	18.2	0.13

Total Non-GAAP adjustments	44.6	2.0%	26.3	0.19

Non-GAAP measures	$370.5	16.8%	$218.5	$1.55

	Twelve Months Ended June 30, 2007
	Earnings Before Income Taxes	Pre-tax Margin	Net Earnings	Diluted Earnings Per Share
GAAP basis measures	$320.8	15.0%	$197.1	$1.42
Non-GAAP adjustments:
One-time transition expenses	14.0	0.7%	8.6	0.06
Interest on new debt & other	12.3	0.5%	7.6	0.05

Total Non-GAAP adjustments	26.3	1.2%	16.2	0.11

Non-GAAP measures	$347.1	16.2%	$213.3	$1.53

Broadridge Financial Solutions, Inc.

Intersegment Transfer Price Reconciliation

(In millions except margin data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2008	2007	2008	2007
Investor Communication Solutions
Net revenue as reported	$630.0	$619.4	$1,575.2	$1,554.2
Transfer pricing adjustment	—	—	—	(2.0)

Net revenue as adjusted – Non-GAAP	$630.0	$619.4	$1,575.2	$1,552.2

EBT as reported	$165.9	$154.2	$255.3	$226.8
Transfer pricing adjustment	—	—	—	(0.7)

EBT as adjusted – Non-GAAP	$165.9	$154.2	$255.3	$226.1

Margin % as reported	26.3%	24.9%	16.2%	14.6%
Margin % as adjusted – Non-GAAP	26.3%	24.9%	16.2%	14.6%

Securities Processing Solutions
Net revenue as reported	$133.4	$130.9	$514.4	$509.9
Transfer pricing adjustment	—	—	—	(6.0)

Net revenue as adjusted – Non-GAAP	$133.4	$130.9	$514.4	$503.9

EBT as reported	$27.7	$35.2	$137.5	$148.4
Transfer pricing adjustment	—	—	—	(4.3)

EBT as adjusted – Non-GAAP	$27.7	$35.2	$137.5	$144.1

Margin % as reported	20.8%	26.9%	26.7%	29.1%
Margin % as adjusted – Non-GAAP	20.8%	26.9%	26.7%	28.6%

Clearing and Outsourcing Solutions
Net revenue as reported	$23.5	$25.6	$95.8	$93.8
Transfer pricing adjustment	—	—	—	—

Net revenue as adjusted – Non-GAAP	$23.5	$25.6	$95.8	$93.8

EBT as reported	$(0.9)	$(0.6)	$(5.0)	$(11.9)
Transfer pricing adjustment	—	—	—	5.0

EBT as adjusted – Non-GAAP	$(0.9)	$(0.6)	$(5.0)	$(6.9)

Margin % as reported	-3.8%	-2.3%	-5.2%	-12.7%
Margin % as adjusted – Non-GAAP	-3.8%	-2.3%	-5.2%	-7.4%